Exhibit 10.26

LOAN AGREEMENT

between

VARITEK INDUSTRIES, INC.,

as Lender

and

CISLUNAR NETWORKS CORP.,

as Borrower

February 11, 2003

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Accounting Terms	7
1.3.	Other Terms	7
ARTICLE II. AMOUNT AND TERMS OF THE TERM LOAN		7
2.1.	Term Loan	7
2.2.	Term Note	7
2.3.	Payments.	8
2.4.	Interest.	8
2.5.	Method of Payments; Computations.	10
2.6.	Use of Proceeds	10
2.7.	Recovery of Payments	10
ARTICLE III. CONDITIONS OF CLOSING AND BORROWING		10
3.1.	Conditions of Closing and the making of the Term Loan	10
ARTICLE IV. REPRESENTATIONS AND WARRANTIES		12
4.1.	Corporate Organization and Power	12
4.2.	Litigation; Government Regulation	12
4.3.	Approvals	12
4.4.	Subsidiaries	12
4.5.	Licenses, Permits, Authorizations, Etc.	13
4.6.	Taxes	13
4.7.	Enforceability of Loan Documents; Compliance with Other Instruments	13
4.8.	Event of Default	14
4.9.	Full Disclosure	14
4.10.	Assets	14
4.11.	Use of Proceeds	14
4.12.	Compliance with Laws; FCC Matters	14
4.13.	First Priority	15
4.14.	Intentionally Omitted	15
4.15.	Hazardous Waste and Substances	15
4.16.	Financial Statements	16
4.17.	Material Adverse Change	16
4.18.	Solvency	16
4.19.	ERISA	17
4.20.	Patent Collateral and Intellectual Property Collateral	17
ARTICLE V. AFFIRMATIVE COVENANTS		18
5.1.	Financial and Business Information about the Borrower	18
5.2.	Budget	19
5.3.	Notice of Certain Events	19
5.4.	Corporate Existence and Maintenance of Properties	19
5.5.	Payment of Debt	20
5.6.	Intentionally Omitted.	20
5.7.	Maintenance of Books and Records; Inspection	20
5.8.	Compliance with Laws	20
5.9.	Name Change	20

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5.10.	Covenants with respect to Patent Collateral and Intellectual Property Collateral	20
ARTICLE VI. NEGATIVE COVENANTS		22
6.1.	Merger, Consolidation, Ownership	22
6.2.	Liens and Encumbrances	22
6.3.	Intentionally Omitted.	22
6.4.	Transactions with Related Persons	22
6.5.	Transactions Affecting the Collateral	23
6.6.	Dividends and Distributions	23
6.7.	No Margin Stock	23
6.8.	ERISA	23
6.9.	Covenants with respect to Patent Collateral and Intellectual Property Collateral	23
ARTICLE VII. EVENTS OF DEFAULT		23
7.1.	Events of Default	23
ARTICLE VIII. RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT		25
8.1.	Remedies: Acceleration, etc.	25
8.2.	Right of Setoff	26
ARTICLE IX. MISCELLANEOUS		26
9.1.	Survival	26
9.2.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	26
9.3.	Notice	27
9.4.	Amendments, Waivers, etc.	28
9.5.	Rights and Remedies Cumulative, Non-Waiver, etc.	28
9.6.	Binding Effect, Assignment	28
9.7.	Severability	28
9.8.	Entire Agreement	28
9.9.	Interpretation	29
9.10.	Counterparts, Effectiveness	29
9.11.	Conflict of Terms	29
9.12.	Injunctive Relief	29
9.13.	Confidentiality	29

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LOAN AGREEMENT

THIS LOAN AGREEMENT, effective as of the 11th day of February, 2003 (the “Loan Agreement” or “Agreement”), is made between Varitek Industries, Inc., a Texas corporation (the “Lender”), and Cislunar Networks Corp., a Delaware corporation (the “Borrower”).

Recitals

A. The Borrower wishes to borrow $389,674.62 from the Lender.

B. The Lender is willing to make the Term Loan described herein based on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Defined Terms. For purposes of this Loan Agreement, in addition to the terms defined elsewhere in this Loan Agreement, the following terms shall have the meanings set forth below:

“Additional Interest” shall have the meaning set forth in Section 2.4(c) hereof.

“Affiliate” shall mean, as to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies through the ownership of voting securities.

“Agreement” or “this Agreement” or “Loan Agreement” shall mean this Loan Agreement and any amendments, modifications and supplements hereto, any replacements, renewals, extensions and restatements hereof, and any substitutes herefor, in whole or in part and all Schedules and Exhibits hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Amendment to Lease Agreement” shall mean that certain Amendment to Lease Agreement, in substantially the form attached hereto as Exhibit A, executed simultaneously herewith and dated as of the date hereof between the Borrower and Mark K. Sullivan.

“Annual Budget” shall mean the budget prepared annually by the Borrower and delivered to the Lender.

“Applicable Environmental Laws” shall have the meaning set forth in Section 4.15 hereof.

“Applicable Usury Laws” shall have the meaning set forth in Section 2.4(c) hereof.

“Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as amended, and any successor statute or statute having substantially the same function.

“Borrower” shall mean Cislunar Networks Corp., a Delaware corporation.

“Business Day” shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Houston, Texas are required by law to be closed.

“Capital Lease” shall mean any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of the lessee.

“CERCLA” shall have the meaning set forth in Section 4.15 hereof.

“Closing” shall mean the closing of the Term Loan contemplated by this Agreement.

“Closing Date” shall mean the date upon which the Closing takes place.

“Collateral” shall mean all right, title and interest of the Borrower in the collateral described in the Security Agreement.

“Default” shall mean any event that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Dollars” or “$” shall mean dollars of the United States of America.

“Employee Plan” shall mean an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Borrower or any of its ERISA Affiliates.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” shall have the meaning set forth in Article VII hereof.

“Existing Obligations” shall mean the payment obligations under the agreements listed on Schedule 1.1 attached hereto.

“FCC” shall mean the Federal Communications Commission.

“FCC Licenses” shall have the meaning set forth in Appendix A attached to the Security Agreement.

“Final Order” shall mean an action or decision by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending or in effect, including other administrative or judicial review, and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Financial Statements” shall have the meaning set forth in Section 4.16(b) hereof.

“Financing Statements” shall mean financing statements approved for filing in accordance with the applicable adopted version of the Uniform Commercial Code and all other titles, documents, and certificates that the Lender may require from the Borrower to describe and perfect the security interests created hereunder or under the other Loan Documents, and all assignments thereof and amendments thereto, in form and substance satisfactory to the Lender.

“GAAP” shall mean generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Highest Lawful Rate” shall have the meaning set forth in Section 2.4(c) hereof.

“Intellectual Property Collateral” shall have the meaning set forth in Section E of Appendix A of the Security Agreement.

“IRC” shall mean the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Leasehold Deed of Trust” shall mean that certain Leasehold Deed of Trust, in substantially the form attached hereto as Exhibit B, granted by the Borrower in favor of the Lender effective as of the date hereof.

“Lender” shall mean Varitek Industries, Inc., a Texas corporation.

“Letter Agreement” shall mean that certain letter agreement, in substantially the form attached hereto as Exhibit C, executed simultaneously herewith and dated as of the date hereof by and between the Borrower and the Lender regarding the Lender’s option to purchase the assets of the Borrower set forth therein as further consideration for the Lender’s entering into the Loan Documents.

“Loan Documents” shall mean and collectively refer to this Agreement, the Letter Agreement, the Term Note, the Security Agreement, the Financing Statements, the Amendment to the Lease Agreement, the Leasehold Deed of Trust, the Memorandum of Lease, the Patent Assignment, the Assignment of Security Interest in U.S. Patents, the Invention Assignments, the Copyright Assignment, the Assignment of Security Interest in Copyrights, the Letter Agreement with Arvest Bank, the Letter Agreement with Mark K. Sullivan, and any and all agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters, whether heretofore, now or hereafter, executed by or on behalf of the Borrower and delivered to the Lender, with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

“Material Adverse Effect” or “Material Adverse Change” shall mean a material adverse effect upon, or a material adverse change in, any of (a) the financial condition, operations, business or properties of the Borrower, other than any adverse effects relating to general economic, market wide or industry conditions; (b) the ability of the Borrower to perform under the Loan Documents; (c) the Collateral or the first priority liens upon, continuing security interests in, and rights of set-off against, the Collateral granted to the Lender under the Security Agreement and the other Loan Documents; or (d) the Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maturity Date” shall mean January 19, 2004.

“Maximum Amount” shall have the meaning set forth in Section 2.4(c) hereof.

“Memorandum of Lease” shall mean that certain Memorandum of Lease, in substantially the form attached hereto as Exhibit D, executed simultaneously herewith and dated as of the date hereof between the Borrower and Mark K. Sullivan.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Obligations” shall mean (i) the Term Loan and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Lender of any kind or nature, present or future, howsoever evidenced, created, incurred, acquired or owing, arising under this Agreement, the Term Note or the other Loan Documents or in any other way related to this Agreement, whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired and (ii) all interest (including, to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys’ fees and any other sums payable by the Borrower to the Lender under this Agreement or any of the other Loan Documents.

“Patent Assignment” shall mean that certain Patent Assignment, in substantially the form attached hereto as Exhibit F, executed simultaneously herewith and dated as of the date hereof between the Borrower and Niobrara Research & Development Corporation.

“Patent Collateral” shall have the meaning set forth in Section D of Appendix A of the Security Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” shall mean any of the following liens, restrictions or encumbrances securing any liability or indebtedness of the Borrower or any subsidiary of the Borrower on, or otherwise affecting, any of the Borrower’s or such subsidiary’s property, real or personal, whether now owned or hereafter acquired:

(a) Liens granted to the Lender;

(b) Liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics, repairmen and materialmen and other like liens required by provisions of law and incurred in the ordinary course of business for sums not yet due and payable (or with respect to any obligation not greater than $10,000, not more than sixty (60) days past the date of service) or that are being contested in good faith and with due diligence by appropriate proceedings;

(c) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, provided that all such liens in the aggregate have no Material Adverse Effect;

(d) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all such liens in the aggregate have no Material Adverse Effect;

(e) Liens upon property leased under a Capital Lease and placed upon such property at the time of, or within ten (10) days after, the commencement of the lease thereof to secure the lease payments under such Capital Lease, provided that any such lien (i) shall not encumber any other property of the Borrower and (ii) shall not exceed the total of such lease payments;

(f) Purchase money liens relating to equipment used in the Borrower’s business, provided that any such lien (i) attaches to such asset concurrently with or within ten (10) days after the acquisition thereof, (ii) shall not encumber any other property of the Borrower and (iii) shall not exceed the purchase price of such asset;

(g) Easements, rights of way, zoning restrictions and other similar encumbrances on real estate that do not materially impair the value of the property to which they relate; and

(h) Any other liens or encumbrances as the Lender may approve in writing from time to time.

“Person” shall mean a corporation, an association, a joint venture, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

“RCRA” shall have the meaning set forth in Section 4.15 hereof.

“Reportable Event” shall mean an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Requirement of Law” shall mean, as to any Person, the charter, articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief financial officer or president of the Borrower.

“Security Agreement” shall mean that certain Security Agreement, in substantially the form attached hereto as Exhibit G, executed simultaneously herewith and dated as of the date hereof by and between the Borrower and the Lender pursuant to which the Borrower has granted to the Lender a security interest in certain of its fixed assets and customer contracts as collateral security for the Obligations under this Agreement, the Term Note and the other Loan Documents.

“Solvent” shall mean, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become ac actual or matured liability.

“Termination Event” shall mean (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes the Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Term Loan” shall mean the term loan made in accordance with Section 2.1.

“Term Note” shall have the meaning assigned to such term in Section 2.2, together with any amendments, modifications and supplements thereto and restatements thereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code of the State of Texas, as amended from time to time, unless in any particular instance the Uniform Commercial Code of another state is applicable, in which case it shall mean the Uniform Commercial Code of such state.

1.2. Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

1.3. Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code to the extent the same are used or defined therein.

ARTICLE II.

AMOUNT AND TERMS OF THE TERM LOAN

2.1. Term Loan.

(a) On the date hereof, and subject to the terms and conditions contained herein, the Lender shall make the Term Loan to the Borrower, the proceeds of which shall be immediately applied to pay in full the Existing Obligations. There shall be no further advances under the Term Loan.

(b) Interest on the Term Loan shall accrue in accordance with Section 2.4, and accrued (and theretofore unpaid) interest shall be due and payable on April 18, 2003, July 10, 2003, October 20, 2003 and January 19, 2004. The principal amount of the Term Loan shall be due and payable in four (4) equal installments payable on April 18, 2003, July 10, 2003, October 20, 2003 and January 19, 2004. The Borrower may prepay, without penalty, the Term Loan in full or in part at any time, but may not reborrow any amounts so prepaid. Any such prepayment will be applied to the most remote installment of principal due under this Agreement.

2.2. Term Note. The Term Loan made by the Lender shall be evidenced by a Term Note appropriately completed in substantially the form of Exhibit H. The Term Note issued to the Lender shall (i) be executed by the Borrower, (ii) be payable to the order of the Lender, (iii) be dated as of the Closing Date, (iv) be in a stated principal amount of $389,674.62, (v) bear interest in accordance with the provisions of Section 2.4, as the same may be applicable from time to time, and (vi) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

2.3. Payments.

(a) The Borrower shall pay principal and interest on the Term Loan in accordance with Section 2.1 and in the manner specified in Section 2.5.

(b) The Borrower shall repay the Term Note in full on the Maturity Date.

2.4. Interest.

(a) Subject to Section 2.4(c), the Borrower will pay interest in respect of the unpaid principal amount of the Term Loan, from the date hereof until such principal amount shall be paid in full, at a rate per annum equal to the lesser of (i) 8% per annum and (ii) the Highest Lawful Rate.

(b) Upon the occurrence and during the continuance of an Event of Default, all outstanding principal amounts of the Term Loan and, to the greatest extent permitted by law, all interest accrued on the Term Loan and all other fees and amounts not paid when due hereunder, shall bear interest at a rate per annum equal to the lesser of (i) 13% per annum and (ii) the Highest Lawful Rate and such interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c) It is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Term Note and the other Loan Documents, whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Agreement, the Term Note and the other Loan Documents (the “Applicable Usury Laws”). Accordingly, if any acceleration of the maturity of the Term Note or any payment by the Borrower or any other person or entity produces a rate in excess of the Highest Lawful Rate or results in the Borrower or such other person or entity being deemed to have paid any interest in excess of the Maximum Amount, as hereinafter defined, or if the Lender shall for any reason receive any unearned interest in violation of any Applicable Usury Law, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any other agreement or instrument, it is agreed as follows: (i) the provisions of this Section 2.4(c) shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, taken, charged, collected, reserved or received under this Agreement, or under any of the other aforesaid agreements or instruments or otherwise shall under no circumstances exceed the Maximum Amount, and any amount that would be excessive interest shall be applied to the reduction of the principal amount owing in respect of the Term Note and not to the payment of interest, or if such excessive amount exceeds the principal amount owing in respect of the Term Note, any excess shall be promptly refunded to the Borrower or such other person or entity by the Lender;

(iii) neither the Borrower nor any other person or entity shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of interest on the Term Loan shall be ipso facto reduced to the Highest Lawful Rate, and the provisions of this Agreement, the Term Note and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to the Lender for the use, forbearance or detention of the indebtedness of the Borrower to the Lender evidenced by this Agreement and the Term Note and the other Loan Documents shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness evidenced by this Agreement, the Term Note and the other Loan Documents so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. As used herein, the term “Highest Lawful Rate” means the maximum rate of interest, if any, that may be contracted for, taken, charged, collected, reserved or received under all Applicable Usury Laws on the principal balance of the Term Loan from time to time outstanding; and in this connection, for purposes of the Texas Finance Code § 303.001 et seq., as it may be amended from time to time, the “applicable interest rate ceiling,” to the extent it is determined with reference thereto, shall be the “weekly ceiling” from time to time in effect referred to in, and determined pursuant to, the Texas Finance Code § 303.003, as amended, as limited by the Texas Finance Code § 303.009, as amended; provided, however, that to the fullest extent permitted by all Applicable Usury Laws, the Lender shall have the right to change, from time to time by further written notice and disclosure to the Borrower, the ceiling upon which the Highest Lawful Rate is based to the extent it is based thereon; provided, further, that the Highest Lawful Rate shall not be limited to the applicable rate ceiling under the Texas Finance Code § 303.001 et seq., if applicable federal laws or state laws now or hereafter in effect shall permit a higher rate of interest to be contracted for, taken, charged, collected and received hereunder; and the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, taken, charged, collected, reserved or received by the Lender in connection with the indebtedness evidenced by this Agreement, the Term Note and other Loan Documents under all Applicable Usury Laws. If at any time the interest rate on the Term Loan, together with any other fees and additional amounts payable hereunder or under any other agreements or instruments that are deemed to constitute interest under Applicable Usury Laws (the “Additional Interest”), exceeds the Highest Lawful Rate, then the amount of interest to accrue pursuant to this Agreement and the Term Note and the other Loan Documents shall be limited, notwithstanding anything to the contrary in this Agreement or the Term Note or any other Loan Document or any other agreement or instrument, to the amount of interest that would accrue at the Highest Lawful Rate; provided, however, that to the fullest extent permitted by Applicable Usury Laws, any subsequent reductions in the interest rate on the Term Loan shall not reduce the interest to accrue pursuant to this Agreement, the Term Note and the other Loan Documents below the Highest Lawful Rate until the aggregate amount of interest actually accrued pursuant to this Agreement, the Term Note and the other Loan Documents, together with all Additional Interest, equals the amount of interest which would have accrued if the interest rate on the Term Loan had at all times been in effect and such Additional Interest, if any, had been paid in full.

2.5. Method of Payments; Computations.

(a) Except as set forth in Section 8.2, all payments by the Borrower hereunder and under the Term Note shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Lender prior to 2 p.m., Houston time, on the date payment is due. Any such payment made as required hereinabove, but after 2 p.m., Houston time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) All computations of interest and fees hereunder shall be made on the basis of a year consisting of 365 or 366 days, as applicable, and the actual number of days (including the first day, but excluding the last day) elapsed.

2.6. Use of Proceeds. The Borrower hereby agrees to immediately apply the proceeds of the Term Loan to payment in full of the Existing Obligations.

2.7. Recovery of Payments. The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, or otherwise at law or equity, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

ARTICLE III.

CONDITIONS OF CLOSING AND BORROWING

3.1. Conditions of Closing and the making of the Term Loan. The Term Loan shall not be made by the Lender hereunder unless the following conditions precedent shall have been satisfied:

(a) The Lender shall have received the following, each dated as of the Closing Date (unless otherwise specified):

(i) counterparts hereof signed by each of the parties hereto;

(ii) the Term Note, duly completed and executed by the Borrower;

(iii) the Security Agreement, duly completed and executed by the Borrower;

(iv) the Letter Agreement, duly completed and executed by the Borrower;

(v) the Amendment to Lease Agreement, duly completed and executed by the Borrower and Mark K. Sullivan;

(vi) the Leasehold Deed of Trust, duly completed and executed by the Borrower in favor of the Lender;

(vii) the Memorandum of Lease, duly completed and executed by the Borrower and Mark K. Sullivan;

(viii) the Letter Agreement with Arvest Bank, in substantially the form attached hereto as Exhibit E, duly completed and executed by Arvest Bank;

(ix) the Patent Assignment, duly completed and executed by the Borrower and Niobrara Research & Development Corporation;

(x) the Assignment of Security Interest in U.S. Patents, in substantially the form attached hereto as Exhibit I, duly completed and executed by the Borrower;

(xi) the Invention Assignment, in substantially the form attached hereto as Exhibit J, duly completed and executed by the Borrower, Mark K. Sullivan and Charles Adam Crowder;

(xii) the Invention Assignment, in substantially the form attached hereto as Exhibit K, duly completed and executed by the Borrower and Mark K. Sullivan (together with subsection (xi) above, the “Invention Assignments”);

(xiii) the Copyright Assignment, in substantially the form attached hereto as Exhibit L, duly completed and executed by Mark K. Sullivan and the Borrower;

(xiv) the Assignment of Security Interest in Copyrights, in substantially the form attached hereto as Exhibit M, duly completed and executed by the Borrower;

(xv) the Letter Agreement with Mark K. Sullivan, in substantially the form attached hereto as Exhibit N, duly completed and executed by Mark K. Sullivan; and

(xvi) executed copies of each document (including Financing Statements) to be filed or recorded in each jurisdiction in which the filing or recording is necessary or appropriate in order to create in favor of the Lender, a valid, legal and perfected first priority security interest in or lien on the Collateral that is the subject of the Security Agreements, subject only to Permitted Liens.

(b) Each of the representations and warranties made by the Borrower contained in Article IV shall be true and correct and no Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Term Loan.

(c) The Lender shall have received such other documents, in form and substance reasonably satisfactory to the Lender, as it may reasonably request in connection with the Term Loan.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Loan Agreement and extend the credit contemplated hereby, the Borrower makes the following warranties and representations to the Lender:

4.1. Corporate Organization and Power. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the full power (corporate or otherwise), authority and legal right to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform and observe the terms and provisions thereof and (c) is licensed and qualified to do business as a foreign corporation in each jurisdiction in which the character of the Borrower’s properties, owned or leased, or the nature of its activities makes such qualification or license necessary, unless the failure to be so licensed or qualified does not have a Material Adverse Effect.

4.2. Litigation; Government Regulation. (a) There are no judgments, injunctions or similar orders or decrees and no actions, suits, investigations or proceedings pending (pursuant to which the Borrower has been served) or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its business that is reasonably likely to have a Material Adverse Effect, or that question the validity of this Agreement or any of the Loan Documents, at law or in equity before any court, arbitrator or Governmental Authority, and (b) the Borrower is not in violation of or in default under any Requirement of Law where such violation could reasonably be expected to have a Material Adverse Effect.

4.3. Approvals. There is no legal impediment to the execution and delivery of this Agreement, the Term Note or the other Loan Documents by the Borrower or to the consummation of the transactions contemplated hereby or thereby, and no filing or registration with, or authorization, consent or approval of, a Governmental Authority, stockholders or any other third party is necessary for the consummation by the Borrower of the transactions contemplated hereby or thereby, other than such which, if not made or obtained, would not, in the aggregate, have a Material Adverse Effect.

4.4. Subsidiaries. Schedule 4.4 sets forth a true, complete and correct list of each subsidiary of the Borrower, including state or country of organization and address of its principal executive offices. Each subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to own, to lease or to operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification or license necessary, unless the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.5. Licenses, Permits, Authorizations, Etc.

(a) The Borrower holds all material approvals, authorizations, consents, licenses (including, without limitation, the FCC Licenses), orders, franchises, rights, registrations and permits of any type required to operate its business as presently conducted. The execution and delivery of this Agreement, the Term Note or any of the other Loan Documents and the consummation of the transactions contemplated hereby and thereby will not result in any revocation, cancellation, suspension or modification of any such material approval, authorization, consent, license, order, franchise, right, registration or permit.

(b) Each of the FCC Licenses is validly issued in the name of the Borrower, is in full force and effect, has been granted by Final Order and will remain in full force and effect until the date set forth in such FCC License. Except for proceedings effecting the communications services industry generally, there is not pending, nor to the Borrower’s knowledge, threatened against either the Borrower or against any of the FCC Licenses, nor is the Borrower aware of any basis for, any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority which questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any of the FCC Licenses, which seeks the imposition of any modification or amendment with respect thereto, or seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the FCC Licenses. None of the FCC Licenses is subject to any conditions other than those appearing on the face of the respective FCC Licenses and those imposed by the FCC.

4.6. Taxes. The Borrower is not delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or its assets. The Borrower (a) has timely filed all tax returns that are required by law to be filed prior to the date hereof, and has paid all taxes shown on said returns and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account, and (b) is current with respect to payment of all federal and state withholding taxes, social security taxes and other payroll taxes.

4.7. Enforceability of Loan Documents; Compliance with Other Instruments. Each of the Loan Documents to which the Borrower is a party has been duly authorized by all necessary corporate action on the part of the Borrower, has been validly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor’s rights generally or by general principles of equity. The Borrower is not in default with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which it is a party or by which it, or any of its property, is bound except where such default would not have a Material Adverse Effect. Neither the execution, delivery or performance of the Loan Documents by the Borrower, nor compliance by the Borrower therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) any Requirement of Law or (ii) any written or oral agreement or instrument to which the Borrower is a party or by which it, or any of its property, is bound, except where such conflict, breach or default would not have a Material Adverse Effect, or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon the properties of the Borrower pursuant to any such agreement or instrument, except for Permitted Liens.

4.8. Event of Default. No Default or Event of Default has occurred and is continuing.

4.9. Full Disclosure. To the Borrower’s knowledge, there is no fact related to the business of the Borrower that the Borrower has not disclosed to the Lender that may reasonably be expected to result in a Material Adverse Effect.

4.10. Assets.

(a) After application of the proceeds of the Term Loan in accordance with Section 2.6 hereof, the Borrower will have good and indefeasible title to the Collateral free and clear of all liens, claims, security interests and encumbrances except Permitted Liens and no financing statement or other record of a security interest that names the Borrower as debtor has been filed and is still in effect or has been authorized to be filed, other than Financing Statements evidencing Permitted Liens.

(b) The Collateral comprises all assets necessary or appropriate for the conduct of the Borrower’s business as now being conducted by the Borrower.

4.11. Use of Proceeds. The Borrower’s use of the proceeds of the Term Loan in accordance with Section 2.6 hereof is and will be a legal and proper business use, and such use is and will be consistent in all material respects with all applicable laws and statutes, as in effect from time to time.

4.12. Compliance with Laws; FCC Matters. The Borrower has duly complied with, and its business operations and leaseholds are in compliance in all material respects with, all material Requirements of Law. Without limiting the generality of the foregoing, the Borrower has duly and timely filed with the FCC and all other Governmental Authorities all reports, statements, registrations, filings, submissions, notices, applications (including without limitation applications for renewal) and other documents with respect to the business and operations of the Borrower (including without limitation the Borrower’s ownership of the FCC Licenses) as required by, and in accordance with, applicable Requirements of Law. The Borrower has duly and timely paid to the FCC and all other Governmental Authorities all fees associated with any such filings. The Borrower has duly and timely paid all periodic regulatory fees to the FCC and all other Governmental Authorities in accordance with applicable Requirements of Law. The Borrower is in material compliance with all terms and conditions of, and all obligations under, the FCC Licenses.

4.13. First Priority. Except for Permitted Liens, after application of the proceeds of the Term Loan in accordance with Section 2.6 hereof, this Agreement, together with the other Loan Documents, will create valid and perfected first priority security interests and liens in and upon the Collateral covered thereby, in each case enforceable against the Borrower and all other Persons in all relevant jurisdictions and securing the payment of all Obligations purported to be secured thereby.

4.14. Intentionally Omitted.

4.15. Hazardous Waste and Substances. To the Borrower’s best knowledge after reasonable investigation by the Borrower, neither the operations of the Borrower nor the use of its assets violates any applicable federal, state or local law, statute, ordinance, rule, regulation, memorandum of understanding, order or notice requirement pertaining to the use, generation, collection, transportation, storage, treatment, discharge, release or disposal of hazardous or non-hazardous waste or substances which violation could reasonably be expected to have a Material Adverse Effect, including without limitation (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), as amended from time to time on or before the Closing Date (“CERCLA”) (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and all regulations promulgated under CERCLA on or before the Closing Date, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), as amended from time to time (“RCRA”) on or before the Closing Date, and all regulations promulgated under RCRA, and (iii) any other applicable federal, state or local laws or regulations relating to the environment in effect on the Closing Date (collectively, the “Applicable Environmental Laws”). To the Borrower’s best knowledge after reasonable investigation by the Borrower, none of the operations of the Borrower has ever been conducted nor have any of its assets been used in such a manner as to constitute a violation of any of the Applicable Environmental Laws, or otherwise to create any liability under or relating to any Applicable Environmental Laws, which violation or liability would have a Material Adverse Effect. No notice has been served on the Borrower by any person or Governmental Authority regarding any existing, pending or threatened investigation or inquiry related to violations or liabilities under any Applicable Environmental Law, or regarding any claims for corrective action, remedial obligations or contribution for removal costs or damages under any Applicable Environmental Law or regarding the designation of the Borrower or any of its Affiliates as a potentially responsible party for any facility under the Applicable Environmental Laws which would have a Material Adverse Effect, nor does any fact or circumstance exist which, if disclosed publicly, could reasonably be expected to result in the service on the Borrower of any such notice. To the Borrower’s best knowledge after reasonable investigation by the Borrower, there has been no action taken, or omitted to be taken, by the Borrower which has caused, or could reasonably be expected to cause, a “release” of any “hazardous substance” at any “facility,” which “release” could reasonably be expected to have a Material Adverse Effect; without limiting the meaning of those terms, those terms shall include the meaning of those terms as defined in all Applicable Environmental Laws. The Borrower will conduct its business operations in substantial compliance with all current and future Applicable Environmental Laws, as those may be amended from time to time. The Borrower hereby indemnifies the Lender from and against any liability arising out of or related to: (i) breach of any of the above covenants, representations or warranties; (ii) the presence or release of any hazardous substances on any property owned or operated by the Borrower; and (iii) any other acts or omissions by the Borrower (a) giving rise to liabilities under any current or future Applicable Environmental Laws (as those may be amended from time to time) or (b) otherwise relating to hazardous materials, hazardous substances, or hazardous wastes.

4.16. Financial Statements.

(a) The unaudited consolidating balance sheet of the Borrower as at November 30, 2002 and the related unaudited consolidating statements of operations of the Borrower for the period then ended, copies of which have been furnished to the Lender, fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the period ended on such dates, all in conformity with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) The unaudited consolidating balance sheet of the Borrower as at December 31, 2002 and the related unaudited consolidating statements of operations of the Borrower for the period then ended, copies of which will be furnished to the Lender within seven (7) days following the Closing Date, will fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the period ended on such dates, all in conformity with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments). All of the above-referenced financial statements in Section 4.16(a) and Section 4.16(b) are referred to herein collectively as the “Financial Statements.”

(c) The Borrower does not have any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the Financial Statements or in the notes thereto or permitted by this Agreement or the other Loan Documents.

(d) The Annual Budget for 2003, a copy of which has been delivered to the Lender, has been prepared by the Borrower in light of the past operations of its business. Such budget shall be based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the date prepared, shall reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and of the other information projected therein for the Borrower for the periods set forth therein.

4.17. Material Adverse Change. Since December 31, 2002 there have been no events or developments that in the aggregate have had a Material Adverse Effect.

4.18. Solvency. Both before and after giving effect to (a) the Term Loan to be made or extended on the Closing Date, (b) the application of the proceeds of the Term Loan pursuant to Section 2.6 of this Agreement and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is Solvent.

4.19. ERISA. The Borrower does not sponsor, maintain or contribute to, and for the six (6) years prior to the Closing Date has not had any obligation to sponsor, maintain or contribute to, any Employee Plan or Multiemployer Plan.

4.20. Patent Collateral and Intellectual Property Collateral.

(a) Each item of Patent Collateral and Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part.

(b) To the best of Borrower’s knowledge, each item of Patent Collateral and Intellectual Property Collateral is valid and enforceable, and no administrative or court decisions have issued limiting the literal or equivalent scope of any such item of Patent Collateral or limit the scope of any such item of Intellectual Property Collateral.

(c) To the best of the Borrower’s knowledge, no claim has been made that any item of Patent Collateral or Intellectual Property Collateral or the use or practice thereof, in whole or any part, does or may violate any rights or misappropriate any property or interest of any third party.

(d) The Borrower is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each item of Patent Collateral and Intellectual Property Collateral (including all distinct exclusive rights therein), free and clear of any liens, restrictions or encumbrances (except for Permitted Liens), including, without limitation, free and clear of pledges, assignments, grants, licenses, user agreements, shop rights and covenants by the Borrower not to sue third persons, except for the pledge, security interest and assignment created by this Agreement and the Security Agreement.

(e) The Borrower has used, and will use its best efforts to continue to use for the duration of this Agreement, proper statutory notice in connection with its use of the Patent Collateral and Intellectual Property Collateral.

(f) All of the patents and patent applications of the Borrower are listed in Section D of Appendix A of the Security Agreement. Borrower has delivered to Lender true, complete and accurate copies of all documents in Borrower’s or Borrower’s counsel’s possession that relate to the prosecution of each such patent and patent application.

(g) As necessary to identify the following, Appendix A of the Security Agreement sets forth a true, accurate, and complete list and description (i) in Section E(1) of all material trademarks, service marks and trade names of the Borrower; (ii) in Section E(2) all domain name registrations used in Borrower’s business; (iii) in Section E(3) all material works of authorship of Borrower; (iv) in Section E(4) all material trade secrets of Borrower; and (v) in Section E(5) all material licenses to which Borrower is a party and under which it acquires any right, power, privilege, or immunity with respect to any intellectual property of a third party. For any of the foregoing that is the subject of a governmental application, registration, or other filing, the applicable governmental entity and its applicable file number or other identifier for such filing is identified. Borrower has delivered to Lender true, complete, and accurate copies of documents and provided descriptions relating to the foregoing sufficient to allow Lender to fully evaluate the foregoing as collateral and assess its role in the operation of Borrower’s businesses.

(h) Pursuant to the Patent Collateral and the Intellectual Property Collateral, Borrower holds all material rights, powers, privileges and immunities with respect to any invention, discovery, design, industrial property, work of authorship, maskwork, trademark, service mark, trade name, trade dress, trade secret, database, confidential or proprietary information or other intellectual property or proprietary interest necessary or appropriate for the conduct of Borrower’s business as currently conducted or planned. The execution and delivery of this Agreement, the Term Note or any of the other Loan Documents and the consummation of the transactions contemplated hereby and thereby will not result in any abandonment, revocation, cancellation, suspension, termination or modification of any such rights, powers, privileges and immunities, or constitute a breach or other condition that will or with the passage of time will permit any third-party to cause the revocation, cancellation, suspension, termination or modification of any such rights, powers, privileges and immunities.

ARTICLE V.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of this Agreement and the payment in full of all principal and interest with respect to the Term Loan together with all other amounts then due and owing hereunder, it will comply with the following covenants.

5.1. Financial and Business Information about the Borrower. The Borrower shall provide the following financial information and statements, and such additional information as requested by the Lender from time to time, all in form and detail reasonably acceptable to the Lender:

(a) within 60 Business Days of the end of each fiscal year of the Borrower, the Borrower’s unaudited annual financial statements;

(b) within 30 Business Days of the end of each calendar quarter, the Borrower’s unaudited quarterly financial statements;

(c) within 15 Business Days of the end of each month, the Borrower’s balance sheet and income statement for such month;

(d) within 15 Business Days of the end of each month, a copy of the Borrower’s check register;

(e) upon the Lender’s request, the Borrower will furnish such information about the Collateral or the financial condition and operations of the Borrower as the Lender may from time to time reasonably request and Borrower may supply without violation of its obligations to any third party; and

(f) all financial information and statements delivered pursuant to clauses (a), (b) and (c) of this Section 5.1 shall be accompanied by a certification of a Responsible Officer of the Borrower stating that (i) such information or statements fairly present in all material respects the financial position of the Borrower as of such date and the results of operations of the Borrower for the period covered thereby and (ii) that, to the knowledge of such Responsible Officer, no Default or Event of Default has occurred and is continuing.

5.2. Budget. The Borrower has furnished to the Lender the Borrower’s Annual Budget for 2003. Within forty-five (45) days of the end of each fiscal year after the date hereof, the Borrower shall deliver to the Lender an Annual Budget, in form and substance reasonably satisfactory to the Lender.

5.3. Notice of Certain Events. The Borrower shall promptly, but in no event later than ten (10) Business Days after the Borrower obtains knowledge thereof, give written notice to the Lender of:

(a) Any litigation or proceeding before any Governmental Authority, court or arbitrator brought by or against the Borrower;

(b) Any written notice of a violation received by the Borrower from any Governmental Authority;

(c) Any attachment, judgment, lien, levy or order that is placed on, assessed against or threatened against the Borrower or any of the Collateral, except for Permitted Liens;

(d) Any Default or Event of Default;

(e) Any material default or event of default under any agreement or instrument to which the Borrower is a party or by which the Borrower, or any of its property, is bound;

(f) Any other matter that has resulted or could reasonably be expected to result in a Material Adverse Change.

5.4. Corporate Existence and Maintenance of Properties. The Borrower shall:

(a) Maintain and preserve in full force and effect (i) its corporate existence and (ii) all material rights, privileges and franchises;

(b) Keep its properties (including without limitation the Collateral) in good working order and condition (normal wear and tear excepted) and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced); and

(c) File or cause to be filed in a timely manner all reports, applications, estimates and licenses required by any Governmental Authority that, if not timely filed, could reasonably be expected to have a Material Adverse Effect.

5.5. Payment of Debt. The Borrower shall pay all material indebtedness when due and all other obligations in accordance with customary trade practices.

5.6. Intentionally Omitted.

5.7. Maintenance of Books and Records; Inspection. The Borrower shall maintain adequate books, accounts and records. The Borrower shall, upon reasonable request, permit employees or agents of the Lender to inspect the properties of the Borrower relating to this Agreement and to examine or audit the books, records, working papers and accounts of the Borrower and make copies and memoranda of them, and to discuss the affairs, finances and accounts of the Borrower with its officers, all at such times and from time to time during business hours as may be reasonably requested.

5.8. Compliance with Laws. The Borrower shall (i) have all material licenses, permits, certifications, approvals and authorizations required by Governmental Authorities (including without limitation the FCC) necessary to the ownership, occupation or use of its properties or the conduct of its business, including, without limitation, certificates of need, and maintain the same at all times in full force and effect for so long as is required, and (ii) comply with all Requirements of Law in all material respects in respect of the conduct of its business, the ownership of its property and the Collateral.

5.9. Name Change. The Borrower shall notify the Lender at least thirty (30) days prior to the effective date of any change of its name, and prior to such effective date the Borrower shall have executed any required amended or new Financing Statements, other documents pertaining to the Collateral, and other Loan Documents necessary to maintain and continue the perfected security interest of the Lender in all of its Collateral and shall have taken such other actions and executed such documents as the Lender shall reasonably require.

5.10. Covenants with respect to Patent Collateral and Intellectual Property Collateral.

(a) The Borrower shall give the Lender prompt written notice of any rights, titles or interests Borrower may hereafter obtain in, or with regard to, any discoveries and inventions and disclosures thereof (whether patentable or not), patent applications and patents, and similar interests provided by law, whether statutory or common law, in addition to the Patent Collateral, or if the Borrower shall become entitled to the benefit of any patent application or patent for any reissue, re-examination, division, continuation, renewal, extension, or continuation-in-part of any item of Patent Collateral or any improvement on any item of Patent Collateral, and the Borrower agrees that all provisions this Agreement and the Security Agreement shall automatically apply and attach thereto (whether or not such notice is given) and the same shall thereupon be deemed included in Appendix A of the Security Agreement for all purposes. The Borrower hereby authorizes the Lender to modify the Security Agreement at any time and from time to time by amending Appendix A thereto, so as to include any future patents and patent applications including those referred to in the immediately preceding sentence.

(b) The Borrower shall give the Lender prompt written notice of any rights, titles or interests Borrower may hereafter obtain in, or with regard to, any material design, industrial property, work of authorship, maskwork, trademark, service mark, trade name, trade dress, trade secret, database, confidential or proprietary information or other intellectual property or proprietary interest and similar interests provided by law, whether statutory or common law, in addition to the Intellectual Property Collateral, and the Borrower agrees that all provisions of this Agreement and the Security Agreement shall automatically apply and attach thereto (whether or not such notice is given) and the same shall thereupon be deemed included in Appendix A of the Security Agreement for all purposes. The Borrower hereby authorizes the Lender to modify the Security Agreement at any time and from time to time by amending Appendix A thereto, so as to include any future design, industrial property, work of authorship, maskwork, trademark, service mark, trade name, trade dress, trade secret, database, confidential or proprietary information or other intellectual property or proprietary interest. To the extent consistent with its rights, titles or interests in the Intellectual Property Collateral, Borrower shall keep properly-identified copies and other embodiments of the Intellectual Property Collateral at its principal place of business identified in the Security Agreement, and shall promptly notify Lender of the details that make the keeping of such copies and embodiments inconsistent with Borrower’s rights, titles or interests in the Intellectual Property Collateral. Upon the occurrence of an Event of Default, Borrower shall make all such copies and embodiments available to Lender.

(c) The Borrower shall have the right, with the prior written consent of the Lender, which consent will not be unreasonably withheld, to bring any administrative actions or lawsuits in its own name to enforce or protect the Patent Collateral and Intellectual Property Collateral. In the event that any item of Patent Collateral or Intellectual Property Collateral is believed infringed or misappropriated by a third party, Borrower shall notify the Lender promptly after it learns thereof and shall, if consistent with its reasonable business judgment or if requested by Lender in its reasonable business judgment, promptly sue for infringement or misappropriation and to recover any and all damages for such infringement or misappropriation, and take such other actions as are appropriate under the circumstances to protect such Patent Collateral or Intellectual Property Collateral. In the event of an action or suit under this subsection, the Lender shall, (i) if necessary for just adjudication under Federal Rule of Civil Procedure 19 or a comparable state rule of civil procedure, be joined as a nominal party to such suit, (ii) be apprised of any such proceedings or suits, and (iii) in any such proceeding or suit in which Lender is named as a party, be represented by counsel of Lender’s choosing in such proceeding or suit, at Borrower’s expense. Any costs or expenses incurred by the Lender pursuant hereto shall be payable by the Borrower.

(d) Borrower shall notify Lender immediately if it knows or has reason to know that any material item of Patent Collateral or Intellectual Property Collateral may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office or any court) regarding Borrower’s ownership of any item of Patent Collateral or Intellectual Property Collateral, its right to register the same or to keep and maintain the same, or concerning the scope of the same.

(e) The Borrower shall have the duty, through counsel reasonably acceptable to the Lender, to prosecute diligently any patent applications of the Patent Collateral pending as of the date of this Agreement or thereafter, to make application on all patentable but unpatented properties and to do any and all other acts which are reasonably necessary or desirable to preserve, maintain and pursue all rights in the Patent Collateral, with all expenses incurred in connection with the foregoing to be borne by the Borrower

(f) The Borrower shall have the duty, through counsel reasonably acceptable to the Lender, to submit and prosecute diligently any applications or other governmental filings with respect to the Intellectual Property Collateral and to do any and all other acts which are reasonably necessary or desirable to preserve, maintain and pursue all rights in the Intellectual Property Collateral, with all expenses incurred in connection with the foregoing to be borne by the Borrower.

ARTICLE VI.

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of this Agreement and the payment in full of all principal and interest with respect to the Term Loan together with all other amounts then due and owing hereunder:

6.1. Merger, Consolidation, Ownership. The Borrower will not sell all or substantially all of the assets or any of the equity interests in the Borrower, or enter into any agreement to do so or to merge or consolidate or otherwise combine the Borrower with or into any Person, nor shall the Borrower liquidate, wind up or dissolve, or enter into any consolidation, merger or any other such combination or agree to do any of the foregoing.

6.2. Liens and Encumbrances. The Borrower will not create, assume or suffer to exist any deed of trust, mortgage or encumbrance, lien (including a lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, in or on any of its real or personal property (including without limitation the Collateral), whether now owned or hereafter acquired, except for Permitted Liens.

6.3. Intentionally Omitted.

6.4. Transactions with Related Persons. The Borrower will not directly or indirectly make any loan or advance to, or purchase, assume or guarantee any debt to or from, any of its officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, or enter into any transaction with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and (b) upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

6.5. Transactions Affecting the Collateral. The Borrower will not enter into any transaction that materially adversely affects a material portion of the Collateral. Notwithstanding the foregoing, the Borrower may sell certain assets as provided in Section 6.3 hereof.

6.6. Dividends and Distributions. The Borrower will not declare, make or permit (or incur any liability to declare, make or permit) any dividend or other distribution in respect of any equity interests in the Borrower except for distributions to the holders of such equity interests to cover the income tax effects on such equity holders of earnings attributable to the Borrower.

6.7. No Margin Stock. The Borrower will not directly or indirectly apply any part of the proceeds of the Term Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder, nor will the Borrower own or hold any such margin stock.

6.8. ERISA. The Borrower will not (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides health or medical benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

6.9. Covenants with respect to Patent Collateral and Intellectual Property Collateral. The Borrower will not enter into any agreement (including with limitation any license agreement) or otherwise take any action or omit any action that is inconsistent with the Borrower’s obligations and undertakings under this Agreement or that will divest, limit or restrict any of Borrower’s rights, titles or interests in the Patent Collateral or Intellectual Property Collateral. Without limiting the foregoing sentence, Borrower will not commit any act or omit any act without Lender’s prior written consent whereby any item of Patent Collateral or Intellectual Property Collateral may become abandoned, invalidated or dedicated to the public, and shall continue to mark any products covered by a patent with the relevant patent number as required by applicable patent laws.

ARTICLE VII.

EVENTS OF DEFAULT

7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrower fails to pay when due any principal of or interest on the Term Note when the same becomes due or fails to pay any fees, expenses or other payments hereunder or under any other Loan Document;

(b) The Borrower fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained herein or in any Loan Document except those specified in subsection (a) above (and except to the extent that violations of any such provisions or covenants otherwise trigger an Event of Default under any of the other subparagraphs of this Section 7.1), and such failure, if capable of being remedied, shall remain unremedied for fifteen (15) days after the earlier of (i) notice thereof from the Lender or (ii) the Borrower acquires knowledge thereof;

(c) The Borrower materially fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in any contract or agreement material to the business or operations or condition, financial or otherwise, of the Borrower, and such failure or neglect continues beyond any grace period provided for in such material contract or agreement.

(d) If any representation or warranty made in writing by or on behalf of the Borrower in this Agreement, in the other Loan Documents or in any other agreement now existing or hereafter executed between the Borrower and the Lender in connection with any Loan Document, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or misleading in any material respect when made;

(e) The occurrence of an “Event of Default” under any of the Loan Documents;

(f) The occurrence of any material uninsured damage to or loss, theft or destruction of the Collateral or other assets of the Borrower that has a Material Adverse Effect;

(g) The Borrower shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (h) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself of all or a substantial part of its properties or assets, (iv) fail generally to pay its debts generally as they become due, or (v) make a general assignment for the benefit of creditors;

(h) Any involuntary petition or case shall be filed or commenced against the Borrower seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(i) A notice of lien, levy or assessment is filed of record against any portion of the assets of the Borrower by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance (other than a Permitted Lien) upon the Collateral or any other asset of the Borrower, and the same is not dismissed, released, discharged or stayed pending appeal within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

(j) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against the Borrower or any of its assets that are $5,000 or more in excess of proceeds of insurance which shall not be dismissed, discharged, stayed pending appeal or bonded within sixty (60) days after entry;

(k) For any reason other than the satisfaction in full of all Obligations and termination of this Agreement, (i) any Loan Document shall cease to be in full force and effect at any time or is declared to be null and void or (ii) the Borrower denies that it has any further liability under any Loan Document to which it is a party or gives notice to such effect;

(l) The occurrence of any Material Adverse Change;

(m) The existence of any security interests, liens or other encumbrances at any time other than Permitted Liens;

(n) The Borrower or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Borrower or any of its ERISA Affiliates incurs a withdrawal liability; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof the Borrower’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases; or

(o) any Termination Event with respect to any Employee Plan shall have occurred.

ARTICLE VIII.

RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

8.1. Remedies: Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may take any or all of the following actions at the same or different times:

(a) Declare all or any part of the outstanding principal amount of the Term Loan, all unpaid interest accrued thereon, and all other amounts (excluding unearned interest) payable under this Agreement, the Term Note and the other Loan Documents to be immediately due and payable, whereupon such outstanding principal amounts, accrued interest and other such amounts shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Sections 7.1(h) or (i), all of such outstanding principal amounts, accrued interest and other such amounts shall automatically become immediately due and payable);

(b) Exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law.

8.2. Right of Setoff. The Lender may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable law, to set off any other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any or all of the Obligations now or hereafter existing, which are then due and payable. The Lender agrees to notify the Borrower ten (10) days prior to any such setoff or application.

ARTICLE IX.

MISCELLANEOUS

9.1. Survival. The representations and warranties made by or on behalf of the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document until the satisfaction of all of Obligations and the termination of this Agreement.

9.2. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT WITHIN HARRIS COUNTY, TEXAS OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF TEXAS FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY PROCEEDING TO WHICH THE LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF

GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. THE BORROWER, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, AND THE LENDER, HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

9.3. Notice. All notices and other communications provided for hereunder or in connection herewith shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

If to the Lender:	Varitek Industries, Inc.
16360 Park Ten Place, Suite 200
Houston, Texas 77084
Attention: Henry Houston, Chief Financial Officer
Telephone: (281) 599-4948
Telecopier: (281) 599-1162

With copies to:	Andrews & Kurth L.L.P.
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Meredith S. Mouer
Telephone: (713) 220-4758
Telecopier: (713) 220-4285

If to the Borrower:	Cislunar Networks Corp.
P. O. Box 3794
Joplin, MO 64803
Attention: Mark K. Sullivan
Telephone: (417) 624-8918
Telecopier: (417) 624-8920

or to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) telegraphed, telexed, telecopied or cabled, when delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, or mailed by overnight delivery services upon delivery.

9.4. Amendments, Waivers, etc. Except as may be otherwise specifically set forth in this Agreement or the other Loan Documents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be amended, modified, waived, discharged or terminated, and no consent to any departure by the Borrower from any provision hereof or thereof may be given, except in a writing signed by all parties hereto.

9.5. Rights and Remedies Cumulative, Non-Waiver, etc. The enumeration of the Lender’s rights and remedies set forth in this Agreement and the other Loan Documents is not intended to be exhaustive, and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Loan Documents or under any other agreement between the Borrower and the Lender, or any of them, or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Lender or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9.6. Binding Effect, Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower and the Lender; provided, however, that the Borrower may not sell, assign or transfer this Agreement or any portion hereof or thereof, including, without limitation, any of its rights, title, interests, remedies, powers and duties hereunder or thereunder.

9.7. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.8. Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT, THE TERM NOTE,

THE OTHER LOAN DOCUMENTS AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.9. Interpretation. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular, and the use of any gender shall be applicable to all genders.

9.10. Counterparts, Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.11. Conflict of Terms. The provisions of the other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

9.12. Injunctive Relief. The Borrower recognizes that in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. The Borrower therefore agrees that the Lender shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages in any case where a remedy at law would prove to be inadequate relief.

9.13. Confidentiality. Except as required by Requirement of Law, the Borrower hereby agrees that this Agreement and the other Loan Documents are for the Borrower’s confidential use only and will not be disclosed by the Borrower or any of the Borrower’s representatives, without the Lender’s prior written consent, to any Person other than the Borrower’s accountants, attorneys and other advisors, and then only in connection with the transactions contemplated hereby or thereby and only on a confidential and need-to-know basis, except that the Borrower may make such disclosures of the terms and conditions of this Agreement and the other Loan Documents as the Borrower is required by Requirement of Law or compulsory legal process to make; provided, however, that if such disclosure is required by Requirement of Law or compulsory legal process, the Borrower agrees to give the Lender reasonable notice to the extent permitted by law to afford the Lender the opportunity to seek a protective order and to cooperate with the Lender in securing such a protective order. The Borrower agrees that the Borrower will permit the Lender to review and approve any reference to the Lender in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby contained in any press release or similar public disclosure prior to public release.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized corporate officers as of the date first above written.

LENDER:

VARITEK INDUSTRIES, INC.

By:	/s/ ZANE RUSSELL
Name:	Zane Russell
Title:	COO

BORROWER:

CISLUNAR NETWORKS CORP.

By:	/s/ MARK SULLIVAN
Name:	Mark K. Sullivan
Title:	President

SCHEDULE 1.1

Existing Obligations

Equipment Lease, dated as of April 24, 2001, by and between Mobilcom Pittsburg, Inc. (“Mobilcom”), as the lessor party thereto, and Borrower, as the lessee party thereto, as assigned by Mobilcom to Girard National Bank (“Girard Bank”) pursuant to that certain Assignment of Commercial Lease, dated as of May 1, 2001, executed by Mobilcom in favor of Girard Bank.

Master Lease, dated as of May 15, 2000, by and between Solarcom, LLC (“Solarcom”), as the lessor party thereto, and the Borrower, as the lessee party thereto, as assigned in part by Solarcom to CIT Group (“CIT”) pursuant to that certain Assignment of Contract Without Recourse, dated as of June 28, 2000, by and between Solarcom and CIT.

Equipment Lease Agreement, dated as of October 1, 2002, by and between Thorium Network Services Inc. (“Thorium”), as the lessor party thereto, and Borrower, as the lessee party thereto.

SCHEDULE 4.4

Subsidiaries

None.